For Immediate Release
Phoenix, Arizona - April 18, 2007
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the First Quarter of 2007

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter ended March 31, 2007.

For the quarter, total revenue increased 11.7%, to $166.5 million from $149.1 million for the same quarter of 2006. Revenue, before fuel surcharge, increased 12.0%, to $144.8 million from $129.3 million for the same quarter of 2006. Net income increased 5.0%, to $16.6 million from $15.8 million for the same period of 2006. Net income per diluted share increased to $0.19 from $0.18 for the same period of 2006.

The company previously announced a cash dividend of $.02 per share to shareholders of record on March 9, 2007, which was paid on March 30, 2007.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments, “This quarter represented the 49th consecutive quarter, since going public, that Knight Transportation generated higher year-over-year operating income. Our net income, as a percentage of revenue before fuel surcharge, for this quarter was 11.5%, which represented the third highest first quarter in our history as a public company. Our operating ratio was 81.2%, which represented our third best first quarter operating ratio in our history.

“We are pleased with our double-digit revenue growth considering the current challenging freight environment. Our growth was accomplished through a combination of continued fleet expansion, our asset purchase of Roads West Transportation during the fourth quarter of 2006, and increased revenue per mile. Also our brokerage line of business continues to expand.

"For the quarter, average revenue per loaded mile, before fuel surcharge, increased 4.0%, while non-revenue miles increased by 90 basis points with a 36 mile shorter average length of haul. Average miles per tractor decreased 4.8% as compared to the same period of 2006. The decrease in utilization is attributed primarily to a less robust freight environment and a shortened length of haul.

"Our service center growth continues in 2007 with the addition of four new service centers to date; one dry-van, one refrigerated and two brokerage centers. Our combined network is now 35 service centers strong, which includes 25 dry-van, 4 refrigerated and 6 brokerage centers located throughout the United States. Going forward, we intend to continue to execute our business model of leading growth and profitability, by continuing to grow existing service centers and also new openings. This will not be easy in the current environment, particularly if freight demand remains soft. We also plan to continue to evaluate the market for acquisition opportunities that make sense within our disciplined operating framework. Our base expectation for the medium to longer term is to grow our fleet between 10% and 15% annually and continue to grow our brokerage business. We will evaluate that base goal and may adjust it up or down periodically based on factors such as freight demand, driver availability, and acquisitions.

"Our constant efforts to reduce operating costs helped to minimize the overall impact of expense increases relating to driver compensation, prices of revenue equipment, higher cost for ultra low sulfur diesel fuel, and declining fuel efficiency due to emissions control regulations.

“Overall our average tractors increased by 389 to 3,679, an increase of 11.8% from the same period of 2006. For the quarter, we invested $18.9 million in net capital expenditures. At March 31, 2007, our balance sheet reflected $20.2 million in cash and cash equivalents, zero debt, and $442.2 million in shareholders’ equity.”

The Company will hold a conference call on April 19, 4PM ET, to further discuss its results of operations for the quarter ended March 31, 2007. The dial in number for this conference call is 1-866-244-4630.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2007	2006
REVENUE:
Revenue, before fuel surcharge	$144,825	$129,339
Fuel surcharge	21,709	19,713
TOTAL REVENUE	166,534	149,052

OPERATING EXPENSES:
Salaries, wages and benefits	48,840	43,201
Fuel expense - gross	39,634	36,022
Operations and maintenance	9,272	9,427
Insurance and claims	8,006	5,754
Operating taxes and licenses	3,557	3,251
Communications	1,418	1,310
Depreciation and amortization	15,931	14,600
Lease expense - revenue equipment	106	109
Purchased transportation	10,732	7,907
Miscellaneous operating expenses	1,784	1,373
	139,280	122,954
Income From Operations	27,254	26,098

Other income	188	-
Interest income	182	284
	370	284

Income Before Income Taxes	27,624	26,382
INCOME TAXES	11,005	10,550

NET INCOME	$16,619	$15,832
Net Income Per Share
- Basic	$0.19	$0.18
- Diluted	$0.19	$0.18
Weighted Average Shares Outstanding
- Basic	86,173	85,752
- Diluted	87,167	87,260

BALANCE SHEET DATA:	3/31/2007	12/31/2006
	(Unaudited, in thousands)
ASSETS
Cash and cash equivalents	$20,150	$1,582
Accounts receivable, net	82,206	85,350
Notes receivable, net	267	341
Other current assets	15,384	16,613
Prepaid expenses	9,126	8,342
Deferred tax asset	9,117	8,759
Total Current Assets	136,250	120,987

Property and equipment, net	433,693	433,828
Notes receivable, long-term	308	348
Goodwill	10,268	10,256
Intangible assets, net	284	300
Other assets and restricted cash	4,836	4,500

Total Assets	$585,639	$570,219

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$2,864	$13,077
Accrued payroll	7,987	7,411
Accrued liabilities	22,991	15,184
Claims accrual	25,371	25,926
Total Current Liabilities	59,213	61,598

Deferred Income Taxes	84,240	82,526

Total Liabilities	143,453	144,124

Common stock	862	861
Additional paid-in capital	95,809	94,220
Retained earnings	345,515	331,014
Total Shareholders' Equity	442,186	426,095

Total Liabilities and Shareholders' Equity	$585,639	$570,219

	Three Months Ended March 31,

	2007	2006
	(Unaudited)	(Unaudited)
OPERATING STATISTICS			%
			Change
Average Revenue Per Loaded Mile*	$1.735	$1.668	4.0%

Average Revenue Per Total Mile*	$1.507	$1.464	2.9%

Empty Mile Factor	13.1%	12.2%	7.4%

Average Miles Per Tractor	25,212	26,490	-4.8%

Average Length of Haul	537	573	-6.3%

Operating Ratio**	81.2%	79.8%

Average Tractors - Total	3,679	3,290	11.8%

Tractors - End of Quarter:
Company	3,522	3,097
Owner - Operator	238	228
	3,760	3,325

Trailers - End of Quarter	8,663	7,966

Net Capital Expenditures (in thousands)	$18,935	$27,168

Cash Flow From Operations (in thousands)	$38,036	$39,279

*	Excludes fuel surcharge.
**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:     Dave Jackson, CFO, at (602) 269-2000